Exhibit 10.14

First Oak Brook Bancshares, Inc.

STOCK OPTION AGREEMENT

TO:

DATE:

In order to provide additional incentive through stock ownership for certain officers, key employees and non-employee directors of First Oak Brook Bancshares, Inc. (the “Company”) and its subsidiaries, you are hereby granted an Option by the Company, effective as of the date hereof (the “date of grant”), to purchase ___shares of the Company’s Common Stock (“Shares”) at a price per share of $___subject to the terms and conditions set forth in the First Oak Brook Bancshares, Inc. Incentive Compensation Plan (the “Plan”), the terms of which are incorporated herein by reference. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

This Option may be exercised on a cumulative basis as to the number of Shares determined under the following schedule:

Maximum Number of
Years after	Shares as to Which
Date of Grant	Option May be Exercised
Less than 1	None

1 but less than 2

2 but less than 3

3 but less than 4

4 but less than 5

5 but not more than 7

This Option shall become immediately exercisable in full upon your death or disability, or upon a Change in Control.

Subject to earlier termination as a result of termination of your employment or your engaging in detrimental conduct, this Option may not be exercised after seven (7) years from the date of grant, at which time this Option will lapse. This Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, other than as provided herein. This Option shall be exercisable during your lifetime only by you.

This Stock Option Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended

Notwithstanding the foregoing, you may transfer this Option to:

(a)	your spouse, children or grandchildren (“Immediate Family Members”);

(b)	a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

(c)	a partnership in which such Immediate Family Members are the only partners,

provided that:

(i) there may be no consideration for any such transfer;

(ii) subsequent transfers of such transferred Option shall be prohibited, except to designated beneficiaries; and

(iii) such transfer is evidenced by documents acceptable to the Company and filed with the Company’s Human Resources Department.

Following such transfer, this Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Stock Option Agreement relating to the period of exercisability and expiration of this Option shall continue to be applied with respect to you and your status as an employee, and this Option shall be exercisable by the transferee only to the extent, and for the periods, set forth in this Stock Option Agreement. Transfer of Shares purchased by your transferee upon exercise of this Option may also be subject to the restrictions and limitations described in this Stock Option Agreement.

You may designate a beneficiary or beneficiaries with respect to this Option by completing and filing a completed copy of the Beneficiary Designation Form, attached to this Stock Option Agreement, with the Company’s Human Resources Department.

You may exercise this Option by giving written notice to the Secretary of the Company accomplished by either:

(a) a check in payment of the Option price ($___ per share) for the number of Shares of the Option being exercised; or

(b) tendering a sufficient number of previously-acquired shares of the Company’s Common Stock with a fair market value equal (subject to adjustment for fractional shares) to the cost of the number of Shares of the Option being exercised.

The Plan provides that no Option may be exercised unless the Plan is in full compliance with all laws and regulations applicable thereto.

This Option may be amended or modified in writing by the Company to the extent permitted by the Plan, provided that no amendment or modification which materially adversely alters or impairs this Option shall be effective without your written consent.

This Option shall terminate on the date you cease to be employed by the Company and its subsidiaries, except that (i) during the three-month period following the date of such termination of employment you shall be entitled to exercise the Option granted hereunder to the extent such Option was exercisable on the date of the termination of your employment, and (ii) during the one-year period following the date of termination of employment due to permanent disability or death, you or your representative shall be entitled to exercise the Option granted hereunder in full (to the extent not previously exercised). In addition, should you cease to be employed by the Company and its subsidiaries due to “Retirement,” then the Option shall continue to vest (to the extent not then vested and exercisable in full) and remain exercisable as if your employment continued for up to three (3) years following your Retirement, provided that the Option shall terminate on the date you cease to be Retired, except that you shall have three months following such date to exercise the Option to the extent such Option was exercisable as of the date your cease to be Retired. Such three-month, one-year period and three-year period shall not, however, extend the term of any Option beyond the date such Option would otherwise have lapsed. For purposes of this Option, (x) “Retirement” means your retirement from employment with the Company and its subsidiaries on or after attainment of age 60 and completion of 10 years of service with the Company and its subsidiaries and (y) you will be considered to be “Retired” thereafter for so long as you do not become employed by or directly or indirectly provide consulting or other services of any type, including as a director, to any bank, thrift or other financial institution, other than the Company and its subsidiaries, which maintains one or more offices, branches or locations within the Chicago Metropolitan Area.

You agree that at any time prior to the exercise of this Option and for a period of six months after any exercise of this Option you will not engage in “Detrimental Conduct.” For purposes of this Option, “Detrimental Conduct” means:

(a) your failure to execute or to have executed the Company’s Agreement Regarding Confidentiality, Non-Solicitation of Customers and Employees and Prohibited Conduct or such other agreement(s) relating to the same or similar subject matter as the Company may request or may have requested (such agreement(s) the “Protective Agreement”) within thirty (30) days of the receipt of this Stock Option Agreement;

(b) your breach of the Protective Agreement;

(c) your violation of the Company’s Code of Ethics; or

(d) your gross negligence or gross misconduct in connection with your employment with the Company and its subsidiaries or any action which constitutes the basis for immediate termination of employment for Cause, as determined by the Company’s Chief Executive Officer.

In the event the Company or its subsidiaries determines that you have engaged in Detrimental Conduct, in addition to any other remedies the Company and its subsidiaries may have available to them, the Company may in its sole discretion:

(a) terminate the Option granted hereunder to the extent not previously exercised, whereupon the Option shall be immediately cancelled and no longer exercisable; and

(b) require you to pay to the Company all gains realized from the exercise of the Option granted hereunder which have been exercised on or after the date which is six months prior to the date you first engaged in Detrimental Conduct.

Exercise of an Option will result in ordinary taxable income to you to the extent the Fair Market Value of the Shares exceeds the exercise price. The date on which the Fair Market Value of the Shares is determined for this purpose is generally the date of exercise. You should consult your tax advisor regarding tax treatment prior to exercising an Option. No Shares shall be issued upon exercise unless and until all income tax withholding obligations with respect to the Option exercise have been satisfied. With respect to the withholding required upon the exercise of the Option hereunder, you may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is determined equal to the minimum statutory total tax which would be imposed on the exercise of the Option. All such elections shall be irrevocable, made in writing and signed by you.

Under applicable securities laws, you may not be able to sell any Shares for a period of time after your purchase. The Company’s counsel should be consulted on your ability to sell your Shares under the Securities Exchange Act of 1934, as amended. Any gain or loss upon sale will be treated as long-term or short-term capital gain or loss depending upon then existing tax laws. The basis of the stock for determining gain or loss at the time of sale will be the Fair Market Value used to determine your ordinary taxable income at the time of exercise.

Please sign the copy of this Stock Option Agreement and, if necessary, the enclosed Protective Agreement, and return each of them to the Company in care of its Secretary, thereby indicating your understanding of and agreement with the terms and conditions of this Agreement and the Protective Agreement. Unless signed and returned by mail or otherwise to the Secretary within thirty (30) days from the date of mailing or delivery to you of this Agreement, this Option will be deemed refused and withdrawn. By signing this Agreement, you acknowledge receipt of a copy of the Plan. The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

FIRST OAK BROOK BANCSHARES, INC.,	Acknowledged and agreed:
By: __________________________________	____________________________________________________
Date: ________________________________________________